EXHIBIT 12.1

Home Properties of New York, Inc.
Computation of Ratios of Earnings to Combined Fixed Charges
  and Preferred Stock Dividend
                                                                               (In Thousands)
                                    For The Three                                                      Original
                                           Months                                                      Properties*
                                            Ended                                           Aug. 4-    Jan. 1-
                                         Sep. 30,           Year Ended December 31,        Dec. 31,    Aug. 3,
                                             1999       1998     1997     1996     1995        1994       1994
Income before loss on disposition
  of property, minority interest
  and extraordinary item                  $ 9,243    $32,251  $12,958  $ 5,044  $ 4,500      $2,641     $  783

Interest expense (including debt
  amortization)                            11,606     23,980   11,967    9,208    6,432       1,444      3,126

Adjusted income                            20,849     56,231   24,925   14,252   10,932       4,085      3,909

Fixed charges:

Interest expense                           11,606     23,980   11,967    9,208    6,432       1,444      3,126
Capitalized interest                           51        189        -       63        -           -          -
Rent expense                                   85        219      123      126       67          28         39
Preferred stock dividend                       12          -        -        -        -           -          -

Total fixed charges                        11,754     24,388   12,090    9,397    6,499       1,472      3,165

Ratio                                        1.77       2.31     2.06     1.52     1.68        2.78       1.24

* Original Properties is not a legal entity but rather a combination of twelve entities which were wholly owned by the predecessor corporation and its affiliates prior to the Company's initial public offering on August 4, 1994.